Exhibit 99.1

Important Notice of Blackout Period to Directors and Executive Officers of

The Coca-Cola Company

April 9, 2019

Federal securities laws require the Company to provide this notice to its Directors and Executive Officers.

As a result of updating the recordkeeping system of The Coca-Cola Company’s 401(k) Plan (the “401(k) Plan”), there will be a blackout period for 401(k) Plan participants scheduled to begin on May 6, 2019 at 4:00 p.m. Eastern Time and expected to conclude the week ending May 10, 2019 (“Plan Blackout Period”). During the Plan Blackout Period, 401(k) Plan participants will not be permitted to direct or diversify investments in their accounts and will not be permitted to obtain a loan, withdrawal or distribution.

Federal securities laws provide that, during the Plan Blackout Period, all Directors and Executive Officers of the Company are prohibited as applicable, with limited exceptions (e.g., sales pursuant to court orders or as required by law), from purchasing, selling or otherwise acquiring, disposing or transferring any Company common stock (including exercising Company stock options) or any derivatives of Company common stock, regardless of whether the individual participates in the 401(k) Plan.  As a Director or Executive Officer of the Company, these prohibitions apply to you and to members of your immediate family who share your household, as well as by trusts, corporations and other entities whose stock ownership may be attributed to you.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

For additional information or if you have any questions regarding the Plan Blackout Period, including confirmation, without charge, of the actual beginning and end dates, please contact Jennifer Manning, Associate General Counsel and Corporate Secretary, at The Coca-Cola Company, One Coca-Cola Plaza, Atlanta, Georgia 30313, or by telephone at (404) 676-2121.